Exhibit 2.1

AGREEMENT AND PLAN OF REORGANIZATION 1.6

This AGREEMENT AND PLAN OF REORGANIZATION dated as of 19 February, 2007 (the “Agreement”), between Magnitude Information Systems, Inc., a Delaware corporation (“Magnitude”), Kiwibox Media, Inc. , a Delaware corporation (“Kiwibox”) and Magnitude Operations, Inc., a wholly-owned Subsidiary of Magnitude (in organization) (“Subsidiary”) and the shareholders of Kiwibox, Lin Dai, Ivan Tumanov, and Michael Howard (the “Kiwibox Shareholders”) Kiwibox. Magnitude and Subsidiary may also be referred to herein as the “Constituent Corporations” or the “Parties.”

WHEREAS, the Parties acknowledge and affirm the following:

A.	Magnitude is a corporation duly organized and existing under the laws of the State of Delaware.

B.	Kiwibox is a corporation duly organized and existing under the laws of the State of Delaware.

C.	Subsidiary is a corporation which is 100% owned by Magnitude and is duly organized and existing under the laws of the State of Delaware.

D.	The Delaware General Corporation Law (the “DGCL”) permits the merger of two domestic business corporations of the State of Delaware with and into each other.

E.
Magnitude and Kiwibox and their respective Boards of Directors declare it advisable and to the advantage, welfare, and best interests of said corporations and their respective stockholders to merge Subsidiary with and into Kiwibox pursuant to the provisions of the DGCL upon the terms and conditions hereinafter set forth.

F.	The respective Boards of Directors of Magnitude and Kiwibox have approved this Agreement; and the shareholders of Kiwibox have approved the merger.

G.	For federal income tax purposes, it is intended that the merger qualify as a tax free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “IRC”).

ARTICLE 1
THE MERGER

1.1   Merger.

In accordance with the provisions of this Agreement and applicable provisions of the DGCL, Subsidiary shall be merged with and into Kiwibox (the “Merger”). Following the Merger, the separate existence of Subsidiary shall cease and Kiwibox shall be, and is herein sometimes referred to as, the “Surviving Corporation.” For the purposes of this Agreement, this form of transaction may also be referred to herein as a “reverse triangular merger.”

1.2   Filing and Effectiveness.

The Merger shall become effective when the following actions shall have been completed:

(a)	This Agreement and the Merger shall have been adopted and approved by the shareholders of Kiwibox in accordance with the requirements of the DGCL;

(b)	Magnitude shall have formed a wholly-owned subsidiary for the purposes of this Merger in accordance with the requirements of the DGCL (the “Subsidiary”);

(c)	All of the conditions precedent to the consummation of the Merger specified in this Agreement shall have been satisfied or duly waived, in writing, by the Party entitled to satisfaction thereof;

(d)
As soon as practicable following the Closing, the Parties shall execute a Certificate of Merger meeting the requirements of the DGCL and file same with the Secretary of State of the State of Delaware in substantially the form attached hereto as Exhibit A; the time the Certificate of Merger is filed with the Secretary of State of the State of Delaware is the “Effective Time”; and

(e)
The closing of the transactions described in this Agreement is herein called the “Closing.” The Parties agree that the Closing of the transactions identified in this Agreement shall take place at the offices of Joseph J. Tomasek, Esq., or at such other place as the Parties may mutually determine, on or before March 31, 2007.

(f)
The audit of the financial statements of Kiwibox for the calendar years ended December 31, 2006 and 2005 shall have been completed with all necessary data and materials delivered by Kiwibox to Magnitude.

1.3   Effect of the Merger.

Upon the Effective Time, hereinafter defined, and upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, the separate existence of Subsidiary shall cease and, Kiwibox, as the Surviving Corporation,: (i) shall continue to possess all of the assets, rights, powers and property of Kiwibox and Subsidiary as constituted immediately prior to the Effective Time, and all debts, liabilities and duties of Kiwibox and Subsidiary shall become the debts, liabilities and duties of the Surviving Corporation, all as more fully provided under the applicable provisions of the DGCL.

ARTICLE 2
CHARTER DOCUMENTS, DIRECTORS AND OFFICERS

2.1   Certificate of Incorporation: Kiwibox.

Attached hereto as Exhibit B and made a part hereof is a copy of the Certificate of Incorporation of Kiwibox as in effect in the State of Delaware immediately prior to the Closing; and at the Effective Time said Certificate of Incorporation shall continue in full force and effect as the Certificate of Incorporation of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law.

2.2   Subsidiary.

Attached hereto as Exhibit C and made a part hereof is a copy of the Articles of Incorporation of Subsidiary as in effect immediately prior to the Closing.

2.3   Bylaws.

Attached hereto as Exhibit D and made a part hereof is a copy of the Bylaws of Kiwibox as in effect immediately prior to the Closing; and at the Effective Time said Bylaws shall continue in full force and effect as the Bylaws of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law.

2.4   Directors and Officers.

The directors and officers of Kiwibox immediately prior to the Closing shall be the directors and officers of the Surviving Corporation until their successors shall have been duly elected and qualified or until as otherwise provided by law, the Certificate of Incorporation of the Surviving Corporation or the Bylaws of the Surviving Corporation.

2.5   Employment Agreements

All Parties shall each execute the employment agreements between Magnitude and each of the three Kiwibox Shareholders, the form of which is attached hereto as Exhibit E .

ARTICLE 3
TERMS OF MERGER, PAYMENT, EXCHANGE OF STOCK AND INVESTMENT COMMITMENTS

3.1   Magnitude Payment.

In addition to the Magnitude shares being issued in the exchange and as partial consideration therefor, Magnitude shall pay an aggregate cash payment of $300,000 to the Kiwibox Shareholders, in proportion to their respective stock ownership positions in Kiwibox at the Closing.

3.2    Conversion of Kiwibox Shares.

(a)
Conversion of Subsidiary Common Stock. At the Effective Time, each outstanding share of the common stock no par value per share, of Subsidiary shall, by virtue of the Merger and without any action on the part of Magnitude, Subsidiary or Kiwibox, be converted into one fully paid and non-assessable share of common stock of the Surviving Corporation.

(b)
Each share of the common stock, $.01 par value per share, of Kiwibox (“Kiwibox Common Stock”) issued and outstanding prior to the Effective Time shall by virtue of the Merger and without any action on the part of Magnitude, Subsidiary, Kiwibox or any holder thereof, be converted into and be exchangeable for the right to receive newly issued , fully paid and non-assessable voting common shares, par value $.0001 per share, of Magnitude ("Magnitude Shares"), based upon an exchange ratio (“Exchange Ratio”) determined in accordance with the provisions below.

(c)
Amount of Magnitude Shares o be Exchanged: Upon the Closing, Magnitude shall issue and exchange for the Kiwibox Common Stock with the Kiwibox Shareholders an amount of Magnitude common shares valued at $1,500,000. The number of Magnitude common shares to be issued shall be determined by dividing $1,500,000 by their “Market Price”. Market Price shall mean the average sales price of a Magnitude common share for the ten (10) successive trading days immediately preceding the Closing, as recorded by the Electronic Bulletin Board, over-the-counter market. For example, if the Market Price is $.05 per share, then Magnitude shall issue 30,000,000 common shares, in exchange for the Kiwibox Common Stock with the Kiwibox Shareholders; if the Market Price is $.025 per share, then Magnitude shall issue 60,000,000 shares to the Kiwibox Shareholders, in exchange for their Kiwibox Common Stock Notwithstanding anything to the contrary implied or set forth herein and for all purposes under this Section 3.2, the Market Price shall never exceed $.05 per share, so that the amount of Magnitude common shares payable hereunder shall never be less than 30,000,000 common shares.

(d)	Exchange Ratio: shall be determined by dividing the amount of the Magnitude Shares determined in accordance with Article 3.2 (c) above by the shares of outstanding Kiwibox Common Stock.

(e)
At the Effective Time, each share of the Kiwibox Common Stock held by the Kiwibox immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Merger Sub or the Company, be canceled, retired and cease to exist and no payment shall be made with respect thereto.

(f)
No Further Ownership Rights in Kiwibox Common Stock. All Magnitude Shares issued and exchanged in accordance with the terms of this Article 3 shall be deemed to have been issued in full satisfaction of all rights pertaining to the Kiwibox Common Stock.

(g)	Appraisal Rights: This executed Agreement shall constitute each of the Kiwibox Stockholders' acknowledgment to decline any appraisal rights under section 262 of DGCL.

By executing this Agreement, each Kiwibox Stockholder acknowledges receipt of written notice of appraisal rights and a copy of Section 262 of DGCL at least 20 days prior to the date of executing this Agreement.

3.3   Magnitude Preferred

At the Closing, Magnitude shall issue an aggregate 43,610 shares of its Series G Preferred Stock to the Kiwibox Shareholders in proportion to their respective stock ownership positions in Kiwibox at the Closing which shares shall be subject to the automatic conversion  provisions more fully set forth in Section 5.5 below. A copy of the Certificate of Designations of the Series G Preferred Stock is attached as Exhibit F.
At the Closing,

3.4   Status of Magnitude Preferred and Common Shares.

(a)
The Magnitude Series G Preferred Stock and Common Shares to be issued to the Kiwibox Shareholders in the reorganization will not be registered under the Securities Act of 1933, as amended (the "1933 Act") and may not be sold, transferred or otherwise disposed of except in compliance with the 1933 Act or pursuant to an exemption from the registration provisions thereof and the Securities Exchange Act of 1934, as amended (the "1934 Act").

(b)
Each Certificate representing the Magnitude Preferred Shares and the Common Shares shall bear the following or substantially similar legend:

"The Shares represented by this Certificate have not been registered under the Securities Act of 1933, as amended. These Shares have been acquired for investment purposes and not with a view to distribution or resale, and may not be sold, assigned, pledged, hypothecated or otherwise transferred without an effective Registration Statement for such Shares under the Securities Act of 1933, as amended, or an opinion of counsel to the effect that registration is not required under such Act."

 3.5   Magnitude Investment and Commitment.

 Magnitude shall invest no less than $3.5 million in accordance with the Kiwibox Business Plan and Budget attached hereto as Exhibit G. Such funds shall be maintained in a separate bank account and Magnitude shall be keep them free from the claims of creditors, secured or unsecured, and which claims arise out of transactions, past or present, that are not associated with the Kiwibox Business Plan.

3.6   Kiwibox Legal Fees

Magnitude agrees to pay the legal fees of Barton, Barton & Plotnik, LLP, counsel for Kiwibox, at or before the Closing, provided that such counsel provide to Magnitude current weekly statements, on Friday of each week prior to the Closing, and provided further that the the maximum amount Magnitude shall pay under this Article 3.6 is $42,500 which shall be paid by bank or certified check or wire transferred in accordance with such instructions by such counsel. Notwithstanding anything set forth herein to the contrary, Magnitude shall not be responsible for the aforesaid payment of legal fees if this Agreement is terminated by Magnitude and Kiwibox pursuant to Article 10 (a) or by Magnitude pursuant to Article 10 (b) or by Kiwibox and/or the Kiwibox Shareholders for any reason other than pursuant to Article 10(c).

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF KIWIBOX AND THE KIWIBOX SHAREHOLDERS

Kiwibox and the Kiwibox Shareholders represent and warrant to Magnitude that the statements contained in this Article 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing as though made then and as though the Closing were substituted for the date of this Agreement throughout this Article 4, with respect to itself.

4.1   Organization of Kiwibox.

Kiwibox is duly organized, validly existing, and in good standing under the laws of Delaware.

4.2   Authorization of Transaction.

(a)
Kiwibox has full corporate power and authority to execute and deliver this Agreement and to perform his obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Kiwibox, enforceable in accordance with its terms and conditions. Except as expressly contemplated hereby, Kiwibox need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

(b)
The Kiwibox Shareholders, individually represent and warrant to Magnitude that: this Agreement constitutes the legal, valid and binding obligation of each of the Kiwibox Shareholders and is enforceable against each of them in accordance with the terms hereof; each of them own their respective Kiwibox Common Shares free and clear of any and all liens, claims, pledges, restrictions, obligations, security interests and encumbrances of any kind; Attached hereto as Exhibit H is an accurate and complete list of the Kiwibox Common Shares owned by each Kiwibox Shareholder; none of the Kiwibox Shareholders have issued any calls, puts, options and/or any other rights in favor of any third party whatsoever with respect to their Kiwibox Common Shares, and; none of their respective Kiwibox Common Shares are subject to any voting agreements, voting trusts, stockholder agreements and/or any other agreements, obligations or understandings.

4.3   Non-contravention.

Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Kiwibox is subject or any provision of its charter or bylaws; or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Kiwibox is a party or by which it is bound or to which any of its assets is subject, except for such notices or consents which have been given or obtained by Kiwibox on or prior to the Closing.

4.4   Capitalization.

The authorized capital stock of Kiwibox consists of 100,000,000 shares of Common Stock, $.01 par value per share. As of the date of this Agreement, there are 43,610 shares of Common Stock issued and outstanding. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Kiwibox to issue, sell, or otherwise cause to become outstanding any of its capital stock. There is no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Kiwibox’s Common Stock. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of Kiwibox.

4.5   Investment.

The Kiwibox Shareholders are not acquiring the Preferred Shares and the Common Shares of Magnitude with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act of 1933. Kiwibox and the Kiwibox Shareholders have had access to all information concerning Magnitude and its operations which it required to make its investment decision.

4.6   Brokers' Fees.

Other than their obligation (i) to transfer to Southridge Investment Group, LLC (“Southridge”), two and one-half (2.5%) percent of the Magnitude Common Stock transferable to the Kiwibox Shareholders pursuant to Article 3.2 and (ii) the obligation of each of the Kiwibox Shareholders to make arrangements with Southridge to pay $7,000 each, or as may be otherwise expressly set forth in this Agreement, Kiwibox has incurred no obligation to pay any commission, finder’s fee or other charge in connection with the transactions contemplated in this Agreement for which Magnitude could become liable or obligated. Kiwibox and the Kiwibox Shareholders, jointly and severally, will indemnify and hold Magnitude, and the Subsidiary, their respective officers, directors, employees, accountants and lawyers harmless from and against any and all liabilities and claims of any nature whatsoever arising out of or in connection with any commission, fee or charge so far as any arises by reason of services alleged to have been rendered to, or at the instance of, Kiwibox and/or the Kiwibox Shareholders. This indemnification shall survive the Closing and shall be included in the terms of indemnification set forth in Article 4.7 of this Agreement.

4.7    Events Subsequent to Year End.

Since the most recent calendar-fiscal year end of Kiwibox there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of Kiwibox taken as a whole. Kiwibox and the Kiwibox Shareholders, jointly and severally, shall indemnify, defend and hold Magnitude and Subsidiary, their successors and assigns, harmless from and against any order, action, cost, claim, damage, disbursement, expense, liability, loss, deficiency, obligation, penalty, fine, assessment or settlement of any kid or nature, whether foreseeable or unforeseeable, including, but not limited to, any and all attorney’s fees, costs, and other expenses, directly or indirectly, as a result of, or upon or arising from (i) any inaccuracy or breach or non-performance of any of the representations, warranties, covenants or agreements made by Kiwibox or the Kiwibox Shareholders in or pursuant to this Agreement, (ii) any order, action, cost, claim, damage, liability or lien arising out of Kiwibox’s or Kiwibox Shareholder’s conduct before or after the Closing, (iii) any third party claims against Kiwibox or the Kiwibox Shareholders, before or after the Closing that arise from Kiwibox’s or Kiwibox Shareholder’s conduct, or (iv) any loss or liability the proximate cause of which is determined to be the result of Kiwibox’s or Kiwibox Shareholder’s negligence or failure to comply with their respective obligations under this Agreement. Magnitude and/or Subsidiary, as the case may be, their successors and assigns, shall notify Kiwibox and/or the Kiwibox Shareholders of any claim for indemnification with reasonable promptness, and Kiwibox’s or Kiwibox’s legal representatives or Kiwibox Shareholder’s or their legal representatives shall have, at their election, the right to compromise or defend any such matter involving such asserted liability of Kiwibox and/or the Kiwibox Shareholders through counsel of their own choosing, at the expense of Kiwibox and the Kiwibox Shareholders. Kiwibox and the Kiwibox Shareholders shall notify Magnitude and the Subsidiary, or their successors or assigns, in writing promptly of their intention to compromise or defend any claim and Magnitude and/or the Subsidiary, or their successors or assigns, shall cooperate with Kiwibox and the Kiwibox Shareholders, their respective counsel in compromising or defending any such claim, in accordance with Article 8 hereof. The terms of this Article 4.7 shall survive Closing.

4.8   Undisclosed Liabilities.

Kiwibox has no material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or un-accrued, whether liquidated or un-liquidated, and whether due or to become due, including any liability for taxes), except for (i) liabilities set forth on the Kiwibox Financial Statements; and (ii) liabilities which have arisen after the date of the Kiwibox Financial Statements in the ordinary course of business. As used herein, “Kiwibox Financial Statements” consist of the financial statements of Kiwibox previously delivered to Magnitude in the form attached hereto as Exhibit I.

4.9   Legal Compliance.

Kiwibox has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against Kiwibox alleging any failure so to comply, except where the failure to comply would not have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of Kiwibox.

4.10   Tax Matters.

(a)
Kiwibox has filed all income tax returns that it has been required to file. All such income tax returns were correct and complete in all material respects. All income taxes owed by Kiwibox (whether or not shown on any income tax return) have been paid. Kiwibox is not currently the beneficiary of any extension of time within which to file any income tax return.

(b)
There is no material dispute or claim concerning any income tax liability of Kiwibox either (i) claimed or raised by any authority in writing; or (ii) as to which Kiwibox has knowledge based upon personal contact with any agent of such authority.

4.11   Contracts.

The Kiwibox Financial Statements disclose all material contracts of Kiwibox. Each contract or legal obligation of Kiwibox which is to be assumed by Kiwibox in connection with the Merger is listed on Exhibit J hereto. To the extent requested, true and correct copies of such contracts have been delivered to Kiwibox for due diligence purposes.

4.12   Environmental, Health and Safety Matters.

Kiwibox and its predecessors and affiliates have complied and are in compliance, in each case in all material respects, with all Environmental, Health, and Safety Requirements. As used herein “Environmental, Health & Safety Requirements” means any Environmental, Health & Safety law or regulation including air and water quality laws and regulations and other similar requirements.

4.13   Disclosure.

The representations and warranties contained in this Article 4 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article 4 not misleading.

4.14   Financial Statements.

The Kiwibox Financial Statements are true and correct in all material respects, have been prepared on a consistent basis, and fairly represent the business, financial condition, assets and liabilities of Kiwibox.

4.15   Litigation.

There is no claim, suit, action, proceeding or investigation pending or, to the knowledge of Kiwibox, pending against Kiwibox or any of its subsidiaries or assets which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on Kiwibox.

4.16 Materials Required for Audit.

To the best of its knowledge, Kiwibox has maintained its records, data and materials related to the financial accounting of the business, and have all such data and materials immediately available, such that an audit may be completed per regulatory requirements.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF MAGNITUDE

Magnitude represents and warrants to Kiwibox and to the Kiwibox Shareholders that the statements contained in this Article 5 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing (as though made then and as though the Closing were substituted for the date of this Agreement throughout this Article 5).

5.1   Organization of Magnitude

Magnitude is a corporation duly organized, validly existing, and in good standing under the laws of Delaware Magnitude has two subsidiaries, Magnitude, Inc., and the Subsidiary.

5.2   Authorization of Transaction.

Magnitude has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and no approval of Magnitude’s shareholders is required under the DGCL to consummate the Merger and other transactions contemplated in this Agreement. This Agreement constitutes the valid and legally binding obligation of Magnitude, enforceable in accordance with its terms and conditions. Except as expressly contemplated hereby, Magnitude need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

5.3   Non-contravention.

Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Magnitude is subject or any provision of its charter or bylaws; or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Magnitude is a party or by which it is bound or to which any of its assets is subject, except for such notices or consents which have been given or obtained by Magnitude on or prior to the Closing.

5.4   Capitalization.

The authorized capital stock of Magnitude consists of 300,000,000 shares of Common Stock, $.001 par value per share, and 10,000,000 shares of Preferred Stock. As of the date of this Agreement, there were 227,379,014 shares of Common Stock and 109,857 shares of Preferred Stock, convertible into 2,423,865 common shares, are issued and outstanding. There are 12,357,408 outstanding options, and 52,273,333 outstanding warrants, and no other outstanding purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Magnitude to issue, sell, or otherwise cause to become outstanding any of its capital stock except as may be set forth in one or more of the material agreements identified in Exhibit L hereto. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Magnitude’s Common Stock. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of Magnitude.

5.5   Mandatory Conversion of Magnitude Preferred Stock

Upon the Closing, Magnitude shall issue 43,610 Shares of its Series G Preferred Stock (the “Preferred Stock”) to the Kiwibox Shareholders on the basis of one Common Share of the Surviving Corporation for each Kiwibox Common Share owned of record at the Effective Time. All 43,610 Shares of the Preferred Stock shall be non-transferable and shall be subject to automatic conversion upon the second anniversary of this Agreement in accordance to the terms set forth below. The Kiwibox Shareholders shall not dispose of or encumber the Preferred Shares. For all purposes under this Agreement, the 43,610 Preferred Shares shall have an aggregate conversion value of $500,000 (the “Conversion Value”), convertible into shares of the common stock of Magnitude, based upon “Market Price”. The number of Magnitude common shares to be issued in the automatic conversion shall be determined by dividing the Conversion Value of $500,000 by the Market Price of the common shares of Magnitude. Market Price shall mean the average sales price of a Magnitude common share during the twenty (20) successive trading days immediately preceding the second anniversary of this Agreement as recorded by the Electronic Bulletin Board, over-the-counter stock market maintained by the NASD or such other stock market where the common shares of Magnitude are then traded. For example, if the Market Price is $.025 per share, then the Conversion Value would be 20,000,000 Magnitude common shares which Magnitude would issue to the Kiwibox Shareholders in proportion to their ownership of the 43,610 Preferred Shares. For all purposes under this Section 6.5, the amount of shares representing the Conversion Value shall not be less than 10,000,000 common shares notwithstanding the fact that the Market Price is above $.05 per share. The Magnitude common shares issuable based upon the Conversion Value shall be issued by Magnitude to the Kiwibox Shareholders within thirty days following the second anniversary of this Agreement, in proportion to their ownership of the 43,610 Preferred Shares.

The certificate or certificates representing the 43,610 shares of Preferred Stock issued to the Kiwibox Shareholders pursuant to this Section 5.5 shall be held in escrow by counsel for Magnitude pending their automatic conversion as set forth above.

 5.6   Brokers' Fees.

Other than its obligation (i) to issue to Southridge Investment Group, LLC (“Southridge”), newly issued common shares in an amount equal to two and one-half (2.5%) percent of the Magnitude Common Stock transferable to the Kiwibox Shareholders pursuant to Article 3.2; (ii) to pay Southridge an investment banking fee of $15,000 on behalk of Kiwibox and the Kiwibox Shareholders, and; (iii) to execute an investment banking agreement between Magnitude and Southridge at the Closing, or as may be otherwise expressely set forth in this Agreement, Magnitude has incurred no obligation to pay any commission, finder’s fee or other charge in connection with the transactions contemplated in this Agreement for which Magnitude could become liable or obligated. Magnitude will indemnify and hold Kiwibox, and the Kiwibox Shareholders, their respective officers, directors, employees, accountants and lawyers harmless from and against any and all liabilities and claims of any nature whatsoever arising out of or in connection with any commission, fee or charge so far as any arises by reason of services alleged to have been rendered to, or at the instance of, Magnitude or Subsidiary, including any liability or claim arising from the Parties’ dealings with Southridge, as described herein. This indemnification shall survive the Closing and shall be included in the terms of indemnification set forth in Article 5.7 of this Agreement.

5.7   Events Subsequent to Year End.

Since the most recent calendar-fiscal year end of Magnitude, there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of Magnitude taken as a whole.
Magnitude shall indemnify, defend and hold Kiwibox, Kiwibox Shareholders, their successors and assigns, harmless from and against any order, action, cost, claim, damage, disbursement, expense, liability, loss, deficiency, obligation, penalty, fine, assessment or settlement of any kid or nature, whether foreseeable or unforeseeable, including, but not limited to, any and all attorney’s fees, costs, and other expenses, directly or indirectly, as a result of, or upon or arising from (i) any inaccuracy or breach or non-performance of any of the representations, warranties, covenants or agreements made by Magnitude or Subsidiary in or pursuant to this Agreement, (ii) any order, action, cost, claim, damage, liability or lien arising out of Magnitude’s conduct before or after the Closing, (iii) any third party claims against Magnitude, Subsidiary before or after the Closing that arise from Magnitude’s conduct, or (iv) any loss or liability the proximate cause of which is determined to be the result of Magnitude’s negligence or failure to comply with its obligations under this Agreement. Kiwibox and Kiwibox’s Shareholders, their successors and assigns, shall notify Magnitude of any claim for indemnification with reasonable promptness, and Magnitude or Magnitude’s legal representatives shall have, at their election, the right to compromise or defend any such matter involving such asserted liability of Magnitude through counsel of their own choosing, at the expense of Magnitude. Magnitude shall notify Kiwibox, Kiwibox’s Shareholders, or their successors or assigns, in writing promptly of their intention to compromise or defend any claim and Kiwibox, Kiwibox’s Shareholders, or their successors or assigns, shall cooperate with Magnitude and Magnitude’s counsel in compromising or defending any such claim, in accordance with Article 8 hereof. The terms of this Article 5.7 shall survive Closing.

5.8   Undisclosed Liabilities.

Magnitude has no material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or un-accrued, whether liquidated or un-liquidated, and whether due or to become due, including any liability for taxes), except for (i) liabilities set forth on the Magnitude Financial Statements; and (ii) liabilities which have arisen after the date of the Magnitude Financial Statements in the ordinary course of business. As used herein, “Magnitude Financial Statements” consist of the financial statements of Magnitude previously delivered to Kiwibox in the form attached hereto as Exhibit K.

5.9   Legal Compliance.
Magnitude has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against Magnitude alleging any failure so to comply, except where the failure to comply would not have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of Magnitude.

5.10   Tax Matters.

(a)
Magnitude has filed all income tax returns that it has been required to file. All such income tax returns were correct and complete in all material respects. All income taxes owed by Magnitude (whether or not shown on any income tax return) have been paid. Magnitude is not currently the beneficiary of any extension of time within which to file any income tax return.

(b)
There is no material dispute or claim concerning any income tax liability of Magnitude either (i) claimed or raised by any authority in writing; or (ii) as to which Magnitude has knowledge based upon personal contact with any agent of such authority.

5.11   Contracts.

The Magnitude Financial Statements disclose all material contracts of Magnitude. Each contract or legal obligation of Magnitude to which Magnitude shall remain subject after the Merger is listed on Exhibit L hereto. To the extent requested, true and correct copies of such contracts have been delivered to Kiwibox for due diligence purposes.

5.12   Environmental, Health and Safety Matters.

Magnitude and its predecessors and affiliates have complied and are in compliance, in each case in all material respects, with all Environmental, Health, and Safety Requirements. As used herein “Environmental, Health & Safety Requirements” means any Environmental, Health & Safety law or regulation including air and water quality laws and regulations and other similar requirements.

5.13   Disclosure.

The representations and warranties contained in this Article 5 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article 5 not misleading.

5.14   Financial Statements.

The Magnitude Financial Statements are true and correct in all material respects, have been prepared on a consistent basis, and fairly represent the business, financial condition, assets and liabilities of Magnitude.

5.15   Litigation.

There is no claim, suit, action, proceeding or investigation pending or, to the knowledge of Magnitude, pending against Magnitude or any of its subsidiaries or assets which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on Magnitude.

5.16   Materials Required for Audit.

To the best of its knowledge, Magnitude has maintained its records, data and materials related to the financial accounting of the business, and has all such data and materials immediately available, such that an audit may be completed per regulatory requirements.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF SUBSIDIARY

Magnitude represents and warrants to Kiwibox that Subsidiary has been formed solely for the purpose of this Merger and that no contract, liabilities or other obligations exist in Subsidiary.

6.1   Organization of Subsidiary.

Subsidiary is a corporation duly organized, validly existing, and in good standing under the laws of Delaware and 100% owned by Magnitude.

6.2   Authorization of Transaction.
 Magnitude has full corporate power and authority to execute and deliver Subsidiary with regard to this Agreement and to perform its obligations hereunder, including shareholder approval as may be required by the DGCL.

6.3   Non-contravention.

Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Magnitude or Subsidiary is subject or any provision of its charter or bylaws; or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Magnitude or Subsidiary is a party or by which it is bound or to which any of its assets is subject, except for such notices or consents which have been given or obtained by Kiwibox on or prior to the Closing.

6.4   Capitalization.

The authorized capital stock of Subsidiary consists of two hundred (200) shares of Common Stock, $.01 par value per share, and no shares of Preferred Stock. As of the date of the Closing, there shall be 160 shares issued and outstanding and owned by Magnitude. There are not now nor shall there be any outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Subsidiary to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Subsidiary’s Common Stock. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of Subsidiary.

ARTICLE 7
PRE-CLOSING COVENANTS

The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

7.1   General.

Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article 9 below).

7.2   Notices and Consents.

Each of the Parties will give any notices to, make any filings with, and use its reasonable best efforts to obtain any and all authorizations, consents, and approvals of governments and governmental agencies in connection with the transactions contemplated hereby.

7.3   Operation of Business.

Kiwibox, Magnitude, including Subsidiary, will not engage in any practice, take any action, or enter into any transaction outside the ordinary course of business, including, but not limited to declaration of dividends or distributions, redemptions, splits, recapitalizations, or similar events respecting its capital stock prior to Closing except, however, Magnitude shall prepare and file all documents necessary to increase its authorized common shares and enter into employment and consulting agreements pursuant to which it may issue its securities.

7.4   Full Access For Due Diligence.

The Parties shall permit their respective representatives to have full access at all reasonable times, and in a manner so as not to interfere with their respective normal business operations, to all premises, properties, personnel, books, records (including tax records), contracts, and documents. The Parties shall treat and hold as such any Confidential Information they receive from Kiwibox, will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, will return to Kiwibox all tangible embodiments (and all copies) of the Confidential Information which are in their possession.

7.5   No Shop Promises.

Each of Magnitude, Kiwibox and the Kiwibox Shareholders have promised to each other that they shall utilize their respective best efforts to undertake any and all measures and deliver any and all documents necessary to consummate the transactions contemplated in this Agreement. The Parties make the following covenants to each other:

(a) Except in the case that it terminates this Agreement pursuant to Article 10(c) or in the event of an automatic termination pursuant to Article 10(d), the Kiwibox Shareholders shall not solicit or seek to acquire any assets or stock of any third party, nor shall they accept any offer to purchase or exchange any assets or securities of Kiwibox from the date of this Agreement to the Closing or through the date they terminate this Agreement pursuant to the Articles set forth in this Article 10(a).

(b) Except in the case that it terminates this Agreement pursuant to Article 10(b) or in the event of an automatic termination pursuant to Article 10(d), Magnitude shall not solicit or seek to acquire any assets or stock of any third party from the date of this Agreement to the Closing or through the date it terminates this Agreement pursuant to the Articles set forth in this Article 10(b).

ARTICLE 8
POST-CLOSING COVENANTS

The Parties agree as follows with respect to the period following the Closing.

8.1   General.

In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party. Kiwibox acknowledges and agrees that from and after the Closing, Magnitude will be entitled to possession of all documents, books, records (including tax records), agreements, and financial data of any sort relating to Kiwibox.

8.2   No Material Acquisition.

During the two year period following the Closing, neither Magnitude nor Subsidiary shall (i) undertake a material acquisition nor (ii) sell all or any material portion of the business of Kiwibox without the prior written consent of no less than two of the three Kiwibox Shareholders.

8.3   Litigation Support.

In the event and for so long as Magnitude or Kiwibox actively are contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement; or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving Kiwibox, then Kiwibox and its affiliates will cooperate with Magnitude or Kiwibox in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party.

ARTICLE 9
CONDITIONS TO OBLIGATION TO CLOSE

9.1   Assumption of Kiwibox Liabilities by Magnitude. Magnitude shall pay for only such liabilities as defined in Exhibit M hereto.

9.2   Conditions to Obligation of Magnitude and Subsidiary.

The obligations of Magnitude and Subsidiary to consummate the transactions to be performed by them in connection with the Closing are subject to satisfaction of the following conditions:

(a)	the representations and warranties set forth in Article 4 above shall be true and correct in all material respects at and as of the Closing Date;

(b)	Kiwibox shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, including Article 4 hereby;

(c)
no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement; (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation; or (iii) affect materially and adversely the right of Kiwibox to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(d)	Kiwibox shall have delivered to Magnitude a certificate to the effect that each of the conditions specified above in paragraphs 9.2 (a) through (c) is satisfied in all respects;

(e)
all actions to be taken by Kiwibox in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Magnitude.

(f)	Kiwibox shall have delivered to Magnitude its audited financial statements for the fiscal years ended December 31, 2006 and 2005.

(g)	Kiwibox and/or the Kiwibox Shareholders shall pay the fees and transfer the Magnitude Common Shares to Southridge in satisfaction of their commitment set forth in Article 4.6.

9.3   Conditions to Obligation of Kiwibox and the Kiwibox Shareholders.

The obligation of Kiwibox and the Kiwibox Shareholders to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

(a)	the representations and warranties set forth in Articles 5 and 6 above shall be true and correct in all material respects at and as of the Closing Date;

(b)	Magnitude shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

(c)
no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement; or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(d)	Magnitude shall have delivered to Kiwibox a certificate to the effect that each of the conditions specified above in paragraphs 9.3 (a) through (c) is satisfied in all respects;

(e)
all actions to be taken by Magnitude in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Kiwibox.

(f)
Magnitude shall have provided documentary evidence that it has the sum of $3.5 million in a bank account in satisfaction of its commitment set forth in Article 3.5, including the commitment to show that such amount is not subject to any claims of creditors of Magnitude or any of its affiliates.

(g)	The representations, warranties and covenants of the parties contained in Articles 4, 5, 6, 7 and 8 of this Agreement shall survive the Closing hereunder.

(h)	Magnitude shall have paid the legal fees incurred by Kiwibox and the Kiwibox Shareholders in satisfaction of its commitment set forth in Article 3.6.

(i)	Magnitude shall pay the fees and issue the Magnitude Common Shares to Southridge in satisfaction of its commitment set forth in Article 5.6.

ARTICLE 10
TERMINATION

This Agreement may be terminated:

(a) by the mutual written consent of Magnitude and Kiwibox;

(b) by Magnitude, in the event that any of the conditions to obligation to close enumerated in Section 9.2 have not been satisfied or waived by Magnitude in writing at or prior to the Closing;

 (c) by Kiwibox and the Kiwibox Shareholders, in the event that any of the conditions to obligation to close enumerated in Section 9.3 have not been satisfied or waived by Kiwibox and the Kiwibox Shareholders, in writing, at or prior to the Closing;

(d) automatically, in the event that the Closing has not occurred on or before March 31, 2007 unless extended by mutual agreement of the parties.

In the event of the termination of this Agreement in accordance with the provisions of this Article 10: this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of Magnitude, Kiwibox or the Kiwibox Shareholders or their respective officers and directors, and; the parties shall cooperate to rescind any corporate filings made with the Secretary of State, State of Delaware, if filed.

ARTICLE 11
MISCELLANEOUS

11.1   Further Assurances

From time to time, as and when required by Magnitude, Kiwibox and/or the Kiwibox Shareholders shall execute and deliver on behalf of Kiwibox such deeds and other instruments, and shall take or cause to be taken by it such further and other actions, as shall be appropriate or necessary in order to vest or perfect in or conform of record the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Kiwibox and to otherwise carry out the purposes of this Agreement. The officers and directors of Kiwibox are fully authorized in the name and on behalf of Kiwibox to take any and all such action and to execute and deliver any and all such deeds and other instruments.

11.2   Agreement

Executed copies of this Agreement will be on file at the principal place of business of Magnitude at 1250 Route 28, Suite 309, Branchburg, New Jersey 08876, and copies thereof will be furnished to any stockholder of a Constituent Corporation, upon request at such shareholder’s cost. Magnitude shall be responsible for all post-closing filings with any and all state and federal agencies.

11.3   No Third-Party Beneficiaries.

This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

11.4   Entire Agreement.

This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, Letter of Intent, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

11.5   Succession and Assignment.

This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the other Parties.

11.6   Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

11.7   Headings.

The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

11.8   Notices.

All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to Magnitude:	Magnitude Information Systems, Inc. 1250 Route 28 Suite 309
Branchburg, New Jersey 08876 With a copy to: Joseph J. Tomasek, Esq. 77 North Bridge Street Somerville, New Jersey 08876

To Kiwibox:	Kiwi Media, Inc.
330 West 38th Street
Suite 1607 New York, NY 10018 With a copy to: Gary Adelman, Esq. Barton Barton & Plotkin, LLP 420 Lexington Avenue, 18th Floor New York, New York 10170

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

11.9   Governing Law.
This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction).

11.10  Amendments and Waivers.

No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

11.11  Severability.

Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

11.12  Expenses.

Each of the Parties will bear its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, except, however, Magnitude agrees to pay Kiwibox’s legal fees and consultant fees in accordance with Articles 3.6 and 5.6, respectively. Any sales tax, filing or recording fees or similar expense shall be paid by Magnitude.

11.13  Construction.

The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

11.14  Status.

Nothing contained in this Agreement shall cause a Party to be deemed an agent, employee, franchisee, joint venture, partner or legal representative of any other Party, and no Party shall purport to act in any such capacity for any other Party.

11.15  Arbitration.

Any and all disputes arising out of or relating to this Agreement shall be resolved by arbitration. All arbitration hereunder will be conducted by the American Arbitration Association (“AAA”). If the AAA is dissolved, disbanded or becomes subject to any state or federal bankruptcy or insolvency proceeding, the parties will remain subject to binding arbitration which will be conducted by a mutually agreeable arbitral forum. The parties agree that all arbitrator(s) selected will be attorneys with at least five (5) years securities and corporate reorganization experience. The arbitrator(s) will decide if any inconsistency exists between the rules of any applicable arbitral forum and the arbitration provisions contained herein. If such inconsistency exists, the arbitration provisions contained herein will control and supersede such rules. The site of all arbitration proceedings will be in the State, City and County of New York in which AAA maintains a regional office. Any arbitration award rendered shall be final, conclusive and binding upon the Parties hereto, and a judgment thereon may be entered in any court of competent jurisdiction. Notwithstanding anything set forth in this Article 11.15 to the contrary, the Parties shall have the right to seek injunctive or similar relief in any Federal or State Court in the City and State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be signed by their respective officers thereunto duly authorized as of the date first written above.

ATTEST:	MAGNITUDE INFORMATION SYSTEMS, INC.

/s/ Joerg H. Klaube	By:/s/ Edward L. Marney
Joerg H. Klaube, Secretary	Edward L. Marney, CEO and President

ATTEST:	MAGNITUDE OPERATIONS, INC. (In Organization) By: /s/ Edward L. Marney
Edward L. Marney, CEO and President
/s/ Joerg H. Klaube
Joerg H. Klaube, Secretary

ATTEST:	KIWIBOX MEDIA, INC.

/s/ Ivan Tumanov	By: /s/ Lin Dai
Ivan Tumanov, Secretary	Lin Dai, President

WITNESS:	KIWIBOX SHAREHOLDERS:

/s/ Ivan Tumanov	/s/ Lin Dai
WITNESS:	Lin Dai, Shareholder

/s/ Lin Dai	/s/ Ivan Tumanov
WITNESS:	Ivan Tumanov, Shareholder

/s/ Lin Dai	/s/ Michael Howard
WITNESS:	Michael Howard, Shareholder

EXHIBIT A
CERTIFICATE OF MERGER
(TO BE PROVIDED PRIOR TO CLOSING)

EXHIBIT B
CERTIFICATE OF INCORPORATION OF KIWIBOX MEDIA INC.

EXHIBIT C
ARTICLES OF INCORPORATION OF SUBSIDIARY

EXHIBIT D
BYLAWS OF KIWIBOX MEDIA INC.

EXHIBIT E
FORM OF KIWIBOX SHAREHOLDER EMPLOYMENT AGREEMENT

EXHIBIT F
CERTIFICATE OF DESIGNATION FOR SERIES G PREFERRED STOCK
(TO BE DELIVERED PRIOR TO CLOSING)

EXHIBIT G
KIWIBOX BUSINESS PLAN

EXHIBIT H
SHAREHOLDERS AND THEIR OWNERSHIP OF KIWIBOX SHARES

EXHIBIT I
KIWIBOX FINANCIAL STATEMENTS

EXHIBIT J
KIWIBOX MATERIAL CONTRACTS

EXHIBIT K
MAGNITUDE FINANCIAL STATEMENTS
FOR THE QUARTER ENDED SEPTEMBER 30, 2006 AND
FOR THE YEAR ENDED DECEMBER 31, 2005.

EXHIBIT L
MAGNITUDE MATERIAL CONTRACTS

EXHIBIT M
LIST OF KIWIBOX LIABILITIES TO BE PAID BY MAGNITUDE